Exhibit 10.34

LENDBUZZ INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE I

PURPOSE

This Executive Change in Control Severance Plan has been established by the Company on September 8, 2025 (the “Effective Date”) to provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain talent and to assure the present and future continuity, objectivity and dedication of management in the event of any Change in Control to maximize the value of the Company on a Change in Control.

The Plan qualifies as a “top hat” plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and therefore, the Plan is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at 29 CFR § 2510.3-2(b). No employee contributions are required or permitted. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.

ARTICLE II

DEFINITIONS

“Affiliate” means any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Accountants” has the meaning set forth in Section 7.03.

“Administrator” means the Committee.

“Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any award granted under the Omnibus Plan or the Lendbuzz Inc. 2019 Equity Incentive Plan, which may, but need not, be executed or acknowledged by a Participant.

“Benefit Continuation” has the meaning set forth in Section 4.01(b).

“Benefit Continuation Period” means the period beginning on the Participant’s Termination Date and ending on the earliest of: (a) the two-year anniversary of the Termination Date; (b) the date on which the Participant becomes eligible to receive substantially similar coverage from another employer; and (c) the date the Participant is no longer eligible to receive COBRA continuation coverage.

“Board” means the Board of Directors of the Company.

“Cause” means the Participant’s: (i) intentional material wrongdoing, gross negligence or willful misconduct in the performance of the Participant’s duties or otherwise in respect of the Company or its Affiliates that results in material financial or reputational harm to the Company or its Affiliates, (ii) willful, deliberate or negligent conduct that is materially injurious to the Company or its Affiliates that results in material financial or reputational harm to the Company or its Affiliates, (iii) commission of, conviction of, plea of guilty to, or plea of nolo contendere to, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or dishonesty, (iv) commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any Affiliate that results in material financial or reputational harm to the Company or its Affiliates, (v) material breach of any policies of the Company or its Affiliates or (vi) material breach of any applicable Service Agreement.

“Change in Control” has the meaning ascribed to it in the Omnibus Plan.

“Change in Control Period” means the period of time that is three (3) months prior to and twelve (12) months following the date of a Change in Control.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Any reference to a section of COBRA shall be deemed to include a reference to any regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

“Company” means Lendbuzz Inc., a Delaware corporation, and any successor thereto.

“Covered Payments” has the meaning set forth in Section 7.01.

“Effective Date” has the meaning set forth in ARTICLE I.

“Eligible Employee” means any full-time employee of the Company who is an executive officer of the Company (as determined by the Committee in its sole discretion) and any other full-time employee of the Company who is recommended by the chief executive officer of the Company to the Administrator to be a key employee who should be eligible to participate in the Plan. Eligible Employees shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 404 of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Any reference to a section of ERISA shall be deemed to include a reference to any regulations promulgated thereunder.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

“Excise Tax” has the meaning set forth in Section 7.01.

“Good Reason” means, without the Participant’s consent:

(a) any reduction in the Participant’s base salary or target bonus opportunity;

(b) a relocation of the Participant’s principal place of employment by more than 50 miles;

(c) the Company’s breach of the Participant’s Service Agreement; or

(d) any adverse change in the Participant’s title, reporting relationship, authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law).

The Participant cannot terminate their employment for Good Reason unless they have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances, if curable. If the Participant does not terminate their employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then the Participant will be deemed to have waived their right to terminate for Good Reason with respect to such grounds.

“Omnibus Plan” means the Lendbuzz Inc. 2025 Omnibus Incentive Plan, and any successor plan thereto.

“Parachute Payments” has the meaning set forth in Section 7.01.

“Participant” has the meaning set forth in Section 3.01.

“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

“Plan” means this Lendbuzz Inc. Executive Change in Control Severance Plan, as may be amended and/or restated from time to time.

“Qualifying Termination” means the termination of a Participant’s employment either (a) by the Company without Cause or (b) by the Participant for Good Reason, in each case during the Change in Control Period.

“Release” has the meaning set forth in Section 6.01.

“Reduced Amount” has the meaning set forth in Section 7.01(a).

“Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

“Severance” has the meaning set forth in Section 4.01(a).

“Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

“Termination Date” means the effective date of the Qualifying Termination.

ARTICLE III

PARTICIPATION

Section 3.01. Participants. The Administrator shall designate and provide written notice to each Eligible Employee chosen by the Administrator to participate in the Plan (each, a “Participant”). Appendix A of the Plan, as it may be updated from time to time by the Administrator, shall at all times contain a current list of Participants.

ARTICLE IV

SEVERANCE

Section 4.01. Severance. If a Participant experiences a Qualifying Termination, then, subject to Section 6.01, ARTICLE VII and Section 10.13, the Company will provide the Participant with the following:

(a) Severance in an amount equal to the product of (i) the sum of (x) the Participant’s base salary in effect immediately prior to the Termination Date (or, in the case of a Qualifying Termination due to Good Reason, such base salary in effect immediately prior to the reduction giving rise to the Good Reason) plus (y) the Participant’s target annual cash bonus opportunity for the year in which the Qualifying Termination occurs (or, in the case of a Qualifying Termination due to Good Reason, such target annual cash bonus opportunity in effect immediately prior to the reduction giving rise to the Good Reason) multiplied by (ii) two (2) (“Severance”); provided that Severance will be paid in a lump sum payment within sixty (60) days following the Qualifying Termination;

(b) the Participant’s annual cash bonus for the year in which the Qualifying Termination occurs, measured at the greater of target and actual performance, prorated based on the number of days the Participant is employed by the Company during the year in which the Qualifying Termination occurs, paid at the time such as such bonuses are paid to other similarly situated employees of the Company and in any event before March 15 of the year following the year in which the Qualifying Termination occurs; and

(c) subject to the Participant’s timely election of continuation coverage under COBRA, during the Participant’s Benefit Continuation Period, reimbursement for the monthly COBRA premium paid by the Participant for themself and their eligible dependents at the active employee rate (“Benefit Continuation”); provided, however, that the Participant shall be solely responsible for any taxes incurred in respect of such coverage; and provided, further, that the Company may modify the continuation coverage contemplated by this Section 4.01(b) (including by providing, in lieu of such continuation coverage or to the extent that the COBRA continuation period expires, a lump-sum cash payment equal to the value for the Participant of the continuation coverage provided herein) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, in the event the Participant obtains other employment that offers group health benefits and elects to receive such group health benefits, such continuation coverage by the Company under this Section 4.01(b) shall immediately cease (and the Participant agrees to promptly notify the Company if the Participant elects to receive such group health benefits).

ARTICLE V

EQUITY AWARDS

Section 5.01. Equity Awards. If a Participant experiences a Qualifying Termination, then, subject to Section 6.01, ARTICLE VII and Section 10.13, with respect to each unvested outstanding equity or equity-based award granted to the Participant under the Omnibus Plan or, if applicable, the Lendbuzz Inc. 2019 Equity Incentive Plan: (i) any service-based vesting conditions shall be deemed satisfied and the equity or equity-based award shall vest immediately prior to the Qualifying Termination and (ii) any performance-based vesting conditions shall be deemed achieved at the greater of target and actual performance, as measured by the Committee as of the date of the Change in Control and extrapolated for the applicable performance period. Other than as set forth in this Article V, the Plan does not affect the terms of any outstanding equity awards.

ARTICLE VI

CONDITIONS

Section 6.01. Conditions. A Participant’s entitlement to any severance benefits under ARTICLE IV and ARTICLE V will be subject to the Participant’s execution and nonrevocation of a separation and release agreement (the “Release”) in favor of the Company, its current and former Subsidiaries, Affiliates and stockholders, the acquiror and the surviving company and the current and former directors, officers, employees and agents of the Company and such Subsidiaries and Affiliates in a form reasonably satisfactory to the Company, which such Release must be signed by the Participant and must become effective and irrevocable (with any revocation period having expired) within 60 days following the Termination Date. The date upon which the executed Release is no longer subject to revocation by the Participant shall be referred to herein as the “Release Effective Date.” Any Severance that would have been provided under ARTICLE IV and ARTICLE V following the Termination Date but before the Release Effective Date shall be made as soon as reasonably practicable following the Release Effective Date, subject to Section 10.13.

Section 6.02. Qualifying Termination prior to a Change in Control. In the event that (i) the Participant experiences a termination of employment without Cause or resigns for Good Reason, in each case prior to a Change in Control and (ii) such termination of a Participant’s employment occurred during the Change in Control Period by virtue of the consummation of a Change in Control following the date of such termination of Participant’s employment, then such termination of Participant’s employment shall be treated as a Qualifying Termination and the Participant shall receive the balance of his or her entitlement to any benefits under ARTICLE IV and ARTICLE V as soon as practical following the Change in Control, subject to Section 6.01, ARTICLE VII and Section 10.13; provided that such payments shall be subject to the Participant’s execution and nonrevocation of a Release for such payments; provided, further, that nothing in this Section 6.02 shall result in a duplication of benefits.

ARTICLE VII

SECTION 280G

Section 7.01. Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this ARTICLE VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:

(a) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or

(b) payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.

Section 7.02. Order of Reduction. Any such reduction shall be made in accordance with Section 409A (as defined below) and the following:

(a) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and

(b) all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

Section 7.03. Determinations. Any determination required under this ARTICLE VII shall be made in writing in good faith by the accounting firm that was the Company’s independent auditor immediately before the occurrence of the change in control (the “Accountants”), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this ARTICLE VII. For purposes of making the calculations and determinations required by this ARTICLE VII, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and the Participant. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this ARTICLE VII.

ARTICLE VIII

CLAIMS PROCEDURES

Section 8.01. Initial Claims. A Participant who believes that they are eligible for a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination. Claims should be addressed and sent to:

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If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) references to the specific Plan provisions on which the denial of the Participant’s claim was based;

(c) a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(d) a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

Section 8.02. Appeal of Denied Claims. If the Participant’s claim is denied and they wish to submit a request for a review of the denied claim, the Participant or their authorized representative must follow the procedures described below:

(a) Upon receipt of the denied claim, the Participant (or their authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b) The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to their claim for benefits.

(c) The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that are relevant to their claim for benefits.

(d) The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to their claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

Section 8.03. Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:

(a) the specific reason or reasons for the denial of the Participant’s claim;

(b) reference to the specific Plan provisions on which the denial of the Participant’s claim is based;

(c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to and copies of, the Plan and all documents, records and other information relevant to their claim for benefits; and

(d) a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

Section 8.04. Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

(a) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and

(b) in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

Section 8.05. Arbitration. Subject to Section 8.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS pursuant to the JAMS Employment Arbitration Rules & Procedures (which can be found at https://www.jamsadr.com/rules-employment-arbitration/english or obtained from the Company) and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.

Section 8.06. Attorney’s Fees. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Participant), at any time from the date of a Change in Control, to the fullest extent permitted by applicable law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof whether such contest is between the Company and the Participant or between either of them and any third party (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan and any audit by the Internal Revenue Service).

ARTICLE IX

ADMINISTRATION, AMENDMENT AND TERMINATION

Section 9.01. Administration. The Administrator has the exclusive right, power and authority, in its sole discretion exercised in good faith, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out, in good faith, its responsibilities under the Plan including (but not limited to) the sole discretionary authority to, in good faith:

(a) administer the Plan according to its terms and to interpret Plan provisions;

(b) resolve and clarify inconsistencies, ambiguities and omissions in the Plan and among and between the Plan and other related documents;

(c) take all actions and make all decisions regarding questions of eligibility for benefits, and benefit amounts;

(d) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan;

(e) process and approve or deny all claims for benefits; and

(f) decide or resolve any and all questions, including benefit eligibility determinations and interpretations of the Plan, as may arise in connection with the Plan.

The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

Section 9.02. Amendment and Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time. Any amendment or termination of the Plan will be in writing. Upon the occurrence of a Change in Control, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of such Participant the payments and benefits to which the Participant is entitled or otherwise adversely impact such Participant’s rights under this Plan.

ARTICLE X

GENERAL PROVISIONS

Section 10.01. At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.

Section 10.02. Effect on Other Plans, Agreements and Benefits.

(a) Any severance benefits payable to a Participant under the Plan will be: (i) in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.

(b) To the extent that a Participant is a party to a Service Agreement that provides for any severance payments upon such Participant’s termination of employment with the Company or any of its Subsidiaries in connection with a Change in Control of the Company, then that Service Agreement governs, and not this Plan. Upon the expiration of such Service Agreement, this Plan will govern. In addition, a Participant shall not be entitled to receive benefits more than once under this Plan as a result of holding titles with multiple entities with the Company and the group of companies under common control with the Company. In no event shall any Participant receive payments and/or benefits under this Plan and such Participant’s Service Agreement.

(c) Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.

Section 10.03. Mitigation and Offset. If a Participant obtains other employment after a Qualifying Termination, such other employment will not affect the Participant’s rights or the Company’s obligations under the Plan.

Section 10.04. Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.05. Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.

Section 10.06. Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.

Section 10.07. Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees or legal representatives.

Section 10.08. Transfer and Assignment. Neither a Participant nor any other Person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.

Section 10.09. Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.

Section 10.10. Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of Delaware without regard to conflicts of law principles.

Section 10.11. Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company promulgated under Section 10D of the Exchange Act and any rules promulgated thereunder (the “Clawback Policy”). The Company will make any determination for clawback or recovery in accordance with any applicable law or regulation and the Clawback Policy.

Section 10.12. Withholding. The Company shall have the right to withhold from any amount payable hereunder any federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

Section 10.13. Section 409A.

(a) All amounts payable hereunder are intended to be exempt from or comply with the requirements of Section 409A of the Code (“Section 409A”), and this Plan shall be construed and administered in accordance with such intention. To the extent any payments or benefits under the Plan are subject to Section 409A, the Plan shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Plan subject to Section 409A:

(1) the Participant shall not be considered to have terminated employment with the Company unless the Participant would be considered to have incurred a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision of this Plan, references to a “Qualifying Termination,” “termination of employment” or like terms shall mean “separation from service.”

(2) each separate payment to be made or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.

(3) if the Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service, to the extent required under Section 409A to avoid additional tax or tax penalties, any amounts payable during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).

(4) all expenses or other reimbursements or in-kind benefits under this Plan shall be paid or provided on or prior to the last day of the taxable year following the taxable year in which such expenses or in-kind benefits were incurred by the Participant, and no such reimbursement or in-kind benefits in any taxable year shall in any way affect the reimbursement or in-kind benefits in any other taxable year or subject to exchange for cash or other taxable amount.

(5) whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(6) no payment will be subject to offset unless otherwise permitted by Section 409A.

(7) notwithstanding any provisions in this Plan to the contrary, whenever a payment under this Plan may be made upon the Release Effective Date, and the period in which the Participant could execute the Release (along with its accompanying revocation period) crosses calendar years, no payments shall be made until the latter calendar year.

(b) The Company makes no representation that payments described in the Plan will be exempt from or comply with Section 409A and shall have no liability or obligation to any Participant for any failure of the Plan or any payments hereunder to comply with Section 409A.